Free Writing Prospectus

Dated April 12, 2016

Filed Pursuant to Rule 433(d)

Registration No. 333-207329

Registration No. 333-207329-02

$1.175 billion CarMax Auto Owner Trust (CARMX) 2016-2

Joint-Books : RBC (str), BofAML, CS

Co-Managers : Barclays, MUFG, Scotia, Wells

CLS	AMT($MM)	WAL	S/F	P-WIN	E-FIN	L-FIN	SPRD	YLD%	CPN%	$PX
A1	230.00	0.29	A-1+/F1+	1-7	11/16	04/17		0.650%	0.65%	100.00000%
A2A	194.00	1.15	AAA/AAA	7-22	02/18	06/19	EDSF+48	1.250%	1.24%	99.99228%
A2B	194.00	1.15	AAA/AAA	7-22	02/18	06/19		1mL+ 47		100.00000%
A3	365.00	2.57	AAA/AAA	22-42	10/19	02/21	IS + 60	1.527%	1.52%	99.99457%
A4	113.90	3.80	AAA/AAA	42-48	04/20	09/21	IS + 64	1.695%	1.68%	99.96676%
B	28.20	3.99	AA/AA	48-48	04/20	12/21	IS +110	2.175%	2.16%	99.98014%
C	31.70	3.99	A/A	48-48	04/20	02/22	IS +150	2.575%	2.56%	99.99513%
D	18.20	3.99	BBB/ BBB	48-48	04/20	11/22	IS +220	3.275%	3.25%	99.98931%

- Timing	: PRICED	- Format	: Public/SEC-registered
- Expected Settle	:04/20/2016	- ERISA	: Yes
- First Pay	:05/16/2016	- Min Denoms	: $5k x $1k
- Ratings	: S&P/Fitch	- Px Speed	: 1.3% ABS 10% call
- Bill & Deliver	: RBC	- BBG Ticker	: CARMX 2016-2
- Intexnet Dealname	: RBCCARX1602
Passcode	: K622
- Deal Roadshow	: www.dealroadshow.com
Passcode	: CARMX162 (all caps)
- CUSIPS	: A1: 14314M AA1
A2A: 14314M AB9
A2B: 14314M AH6
A3: 14314M AC7
A4: 14314M AD5
B: 14314M AE3
C: 14314M AF0
D: 14314M AG8

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 375-6829.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.